EXHIBIT 99.1

NEWS

Investor Relations:     The Trout Group: Ritu Baral, (212) 477-9007, ext 25

Company Contacts:     Columbia Laboratories, Inc.

Jim Apostolakis, Vice Chairman

(212) 588-1900

David Weinberg, Chief Financial Officer

(973) 994-3999

COLUMBIA LABORATORIES GRANTS APPROVAL TO ALLOW SHAREHOLDER TO INCREASE POSITION TO 19.9%

LIVINGSTON, NJ—December 1, 2003, Columbia Laboratories (AMEX: COB) today announced that its
Board of Directors has approved a request by Perry Corp. (“Perry”) to allow Perry to acquire Beneficial
Ownership, as defined by the Company’s Shareholder Rights Plan, of up to 19.9% of the Company’s
currently outstanding Common Stock. Under the Rights Plan, Perry would have been limited to a maximum
15% Beneficial Ownership. Approval was contingent upon the Company and Perry entering into an eighteen month standstill agreement relating to additional increases in Perry’s investment and change of control transactions

“We are very pleased that Perry has indicated interest in increasing its investment in the Company,” said Fred
Wilkinson, Columbia’s president, chief executive officer, and chairman. “We believe that Perry understands the potential of our products and technology, and is supportive of our plans to realize that potential.”

About Columbia Laboratories

354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ	Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women’s health care and endocrinology products, including those intended to treat infertility,

TEL: (973) 994-3999 FAX: (973)994-3001

(more)

dysmenorrhea, endometriosis and hormonal deficiencies. Columbia has introduced Striant™ (testosterone buccal system) for treatment of hypogonadism in men. Columbia’s products primarily utilize the Company’s Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful marketing of existing products, including Striant™ (testosterone buccal system), Prochieve® 8% (progesterone gel), Prochieve® 4% (progesterone gel), RepHresh® Vaginal Gel, and Advantage-S® Contraceptive Gel; timely and successful development of new products; timely and successful completion of clinical studies, including the PROTERM Study; success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies; and competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.

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